Exhibit 5(a)

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005

September 9, 2008

Ladies and Gentlemen:

The undersigned, Thomas G. Berkemeyer, counsel for Ohio Power Company (the “Company”), delivers this opinion in accordance with Section 2.04 of the Indenture, dated as of September 1, 1997, as supplemented and as to be further supplemented (the “Indenture”), from the Company to Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of its 5.75% Senior Notes, Series L, due 2013 (the “Notes”) under the Indenture and pursuant to the Company Order and Officers’ Certificate, of even date herewith (the “Company Order”) pursuant to Sections 2.01 and 2.04 of the Indenture and the Board Resolutions referred to in such Company Order.  Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture.

I hereby advise you that in my opinion:

(a)	the form of the Notes has been duly authorized by the Company and has been established in conformity with the provisions of the Indenture;

(b)	the terms of the Notes have been duly authorized by the Company and have been established in conformity with the provisions of the Indenture; and

(c)
the Notes, when authenticated and delivered by the Trustee in accordance with the Indenture and the aforesaid Company Order and the Board Resolutions referred to therein, and executed and delivered by the Company as contemplated by and in accordance with such Company Order and duly paid for by the purchasers, will have been duly issued under the Indenture and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

In rendering the opinions set forth in paragraphs (a), (b) and (c) above, (A) I have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for such opinions, and (B) in such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

I am a member of the Bar of the States of New York and Ohio.

In accordance with Section 13.06 of the Indenture and in connection with the Company Order, of even date herewith, for the authentication and delivery, pursuant to Sections 2.01 and 2.04 of the Indenture, of $250,000,000 aggregate principal amount of 5.75% Senior Notes, Series L, due 2013, I advise you as follows:

(1)
I have read the covenants and conditions contained in the Indenture with respect to compliance with which this opinion is given, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in the Company Order, and the definitions in the Indenture relating thereto;

(2)	I have read (i) the Company Order and (ii) the Board Resolutions referred to therein;

(3)	I have conferred with officers of the Company, have examined such records of the Company and have made such other investigation as I deemed relevant for purposes of this opinion; and

(4)	In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not such covenants and conditions have been complied with.

I am of the opinion that such conditions and covenants and all conditions precedent provided for in the Indenture (including any covenants compliance with which constitutes a condition precedent) relating to the action proposed to be taken by the Trustee as requested in the Company Order have been complied with.

WITNESS my hand as of this 9th day of September, 2008.

_/s/ Thomas G. Berkemeyer
Thomas G. Berkemeyer
Counsel to Ohio Power Company